EXHIBIT 4.1

                               LOAN AGREEMENT

     This Loan Agreement (the "Agreement") is entered into by and between MCO PROPERTIES INC., a Delaware corporation, MCO PROPERTIES L.P., a Delaware limited partnership, HORIZON CORPORATION, a Delaware corporation, HORIZON PROPERTIES CORPORATION, a Delaware corporation, and WESTCLIFF DEVELOPMENT CORPORATION, a Texas corporation (collectively, "Borrower"), and SOUTHWEST BANK OF TEXAS, N.A., a national banking association ("Lender") effective as of October 27, 1998. Borrower has requested and Lender has agreed to lend to Borrower the sum of up to $14,000,000.00, upon the terms and subject to the conditions set forth herein. In consideration for the above premises and the mutual promises and covenants herein contained, Borrower and Lender do hereby agree as follows:

     1.   Loan.

          (a) On the terms and subject to the conditions set forth in this Agreement, Lender agrees to lend to Borrower up to $14,000,000.00 (the "Loan"). The Loan shall be evidenced by a Revolving Credit Note (the "Note") in a form satisfactory to Lender, duly executed by Borrower in the principal amount of $14,000,000.00 and made payable to the order of Lender. Principal and interest on the Note shall be due and payable in the manner and at the times set forth in the Note with final maturity (the "Maturity Date") on October 1, 2000; provided however, that upon the request of Borrower and the consent of Lender, which consent shall not be unreasonably withheld, but may be conditioned upon: (i) Lender's review of the credit standing and financial condition of the Borrower, and (ii) no Events of Default (as hereinafter defined) hereunder, the final maturity shall be October 1, 2001. The availability or proceeds of the Loan shall be used only (i) for the issuance of one or more Letters of Credit (as hereinafter defined), and (ii) for Borrower's general corporate purposes.

          (b) On the terms and subject to the conditions set forth in this Agreement, Lender agrees to make advances on the Note to Borrower for the issuance of one or more letters of credit the total aggregate face amount of which shall not exceed at any one time the lesser of (i) $14,000,000.00 and (ii) the "Borrower's Loan Limit", as such term is defined in Exhibit "A" hereto. Each of the letters of credit shall be evidenced by an Application and Agreement for Letter of Credit (the "Application") in a form satisfactory to Lender. Each of these letters of credit and any renewals, extensions and modifications thereof are collectively referred to herein as the "Letter of Credit", and shall be for a term of no more than one year from the date of issuance. Repayment of drafts against the Letter of Credit shall be governed by this Agreement and the Application, and shall be and is secured by the collateral and guaranties, if any, provided herein.

     2. Revolving Credit Advances. Subject to the terms hereof, Borrower may borrow, pay, reborrow and repay under the Note, provided, however, the maximum principal outstanding under the Note shall not exceed the lesser of
(i) $14,000,000.00 and (ii) the Borrower's Loan Limit. Borrower's requests for advances (whether for cash or Letter of Credit) under the Note shall specify the aggregate amount of the advance and the date of such advance. Borrower shall furnish to Lender a request for borrowing in a form satisfactory to Lender at least two (2) business day prior to the requested borrowing date. Such request shall include, among other items, a Borrowing Base Report as required under Paragraph 5(c). After receiving notice of a requested advance in the manner provided herein, Lender shall make the requested funds available to Borrower on the requested borrowing date at Lender's principal banking office in Houston, Texas. If at any time prior to the Maturity Date, the outstanding advances (including the face amount of outstanding Letters of Credit) under the Note exceed the Borrower's Loan Limit as shown on any reports delivered to Lender under Paragraph 5(c) or as indicated by Lender's own records, Borrower shall, on the date of the delivery of such report to Lender, prepay on the Note such amount as may be necessary to eliminate such excess.

     3.   Conditions Precedent.

          (a) The obligation of Lender to make the initial advance under the Note is subject to the conditions precedent that, as of the date of such advance, Lender shall have received (i) duly executed copies of each document listed on the last page hereof relating to the Loan, in form and substance acceptable to Lender and its legal counsel (all the documents listed on the last page hereof, together with this Agreement and any other security documents relating to the Loan, and any modifications thereof, are hereinafter collectively referred to as the "Loan Documents"), (ii) an origination fee of $140,000.00, as consideration for Lender's commitment to make advances under the Note, (iii) copies of all deeds of trust, mortgages and security documents related to the Real Estate Notes, and originals of all of the Real Estate Notes (hereinafter defined) properly endorsed to the order of Lender, (iv) Mortgagee Policies of Title Insurance issued with respect to the Real Estate Notes endorsed for the benefit of Lender, (v) appraisals of all the Real Estate Collateral (as hereinafter defined) and the Real Estate Notes (as hereinafter defined), the principal amount of which exceeds $250,000, in form and content satisfactory to Lender, (vi) a Mortgagee Policy of Title Insurance for the Real Estate Collateral in form and content satisfactory to Lender, and (vii) such other documents and certificates as Lender or Lender's counsel may reasonably request.

          (b) Lender's obligation to make advances under the Note shall be subject to the additional conditions precedent that, as of the date of such advance and after giving effect thereto: (i) all representations and warranties made by Borrower to Lender are true and correct, as if made on such date, (ii) all documents and proceedings shall be reasonably satisfactory to legal counsel for Lender, (iii) no condition or event exists which constitutes an Event of Default (as hereinafter defined) or which, with the lapse of time and/or giving of notice, would constitute an Event of Default, and (iv) all conditions precedent set forth in subparagraph (a) above shall have been satisfied.

     4. Representations and Warranties. In order to induce Lender to make the Loan, Borrower represents and warrants to Lender that:

          (a) The Loan Documents are the legal and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights;

          (b) All financial statements delivered by Borrower to Lender prior to the date hereof are true and correct in all material respects, fairly present the financial condition of Borrower and have been prepared in accordance with generally accepted accounting principles, consistently applied; as of the date hereof, there are no obligations, liabilities or indebtedness (including contingent and indirect liabilities) which are material to Borrower and not reflected in such financial statements; and no material adverse changes have occurred in the financial condition or business of Borrower since the date of the most recent financial statements which Borrower has delivered to Lender;

          (c) Except in connection with that certain Second Amended and Restated Credit and Security Agreement dated July 15, 1995 among Borrower and Bank Boston, N.A., which will be terminated on or about the date hereof, neither the execution and delivery of this Agreement and the other Loan Documents, nor consummation of any of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will contravene or conflict with any provision of law, statute or regulation to which Borrower is subject or any judgment, license, order or permit applicable to Borrower or any indenture, mortgage, deed of trust or other instrument to which Borrower may be subject; no consent, approval, authorization or order of any court, governmental authority or third party is required in connection with the execution and delivery by Borrower of this Agreement or the transactions contemplated herein or therein;

          (d) No litigation, investigation, or governmental proceeding is pending, or, to the knowledge of any of Borrower's officers, threatened against or affecting Borrower, which may result in any material adverse change in Borrower's business, properties or operations;

          (e) There is no specific fact known to Borrower that Borrower has not disclosed to Lender in writing which is likely to result in any material adverse change in Borrower's business, properties or operations;

          (f) Borrower owns all of the assets reflected on its most recent balance sheet free and clear of all liens, security interests or other encumbrances, except as previously disclosed in writing to Lender or in the notes to the financial statements delivered by Borrower to Lender;

          (g) The principal office, and principal place of business of Borrower is in Fountain Hills, Arizona; the chief executive office is in Houston, Texas;

          (h) All taxes required to be paid by Borrower have in fact been paid, except for taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established;

          (i) Borrower is not in violation of any law, ordinance, governmental rule or regulation to which it is subject, to the actual knowledge of Borrower's officers, and is not in default in any material respect under any material agreement, contract or understanding to which it is a party;

          (j) No written certificate or written statement herewith or heretofore delivered by Borrower to Lender in connection herewith, or in connection with any transaction contemplated hereby, contains any untrue statement of a material fact or fails to state any material fact necessary to keep the statements contained therein from being misleading;

          (k) Borrower has taken certain reasonable steps necessary to determine and has determined that no hazardous substances, or other substances known or suspected to pose a threat to health or the environment which are in violation of Applicable Environmental Laws ("Hazard[s]") exist with respect to the Collateral (hereinafter defined). No prior use, either by Borrower or, to Borrower's knowledge, the prior owners of the Collateral, has occurred, which violates any laws pertaining to health or the environment ("Applicable Environmental Laws"), including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Texas Water Code and the Texas Solid Waste Disposal Act. The Borrower's handling and maintenance of the Collateral does not and will not result in the disposal or release of any hazardous substance or Hazard on, in or to the Collateral. The terms "hazardous substance" and "release" shall each have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") shall each have the meanings specified in RCRA; provided, however, that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and provided further that, to the extent that the laws of the State of Texas establish a meaning for "hazardous substance", "release", "solid waste", or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader definition shall apply.

          (l) All Real Estate Notes included in the Borrowing Base were "Eligible" (as defined in Exhibit "A") when pledged to Lender, and continue to be "Eligible" so long as they are included in the Borrowing Base;

          (m) All material software, hardware and critical systems used by Borrower and its subsidiaries, if any, in the conduct of Borrower's business ("Borrower's Computer Items") will record, store, process and present calendar dates falling on or after January 1, 2000, and all information pertaining to such dates accurately;

          (n) Borrower's Computer Items will have all appropriate capability and compatibility for handling century-aware or year 2000 compliant data, when reasonably necessary; and

          (o) The data related user interface functions, data fields and data related program instructions and functions of Borrower's Computer Items will include the indication of the century.

     5. Affirmative Covenants. Until payment in full of the Note and all other obligations and liabilities of Borrower hereunder, Borrower agrees and covenants that (unless Lender shall otherwise consent in writing):

          (a)  As soon as available, and in any event within forty-five
(45) days after the close of each calendar month, Borrower shall deliver to Lender an unaudited financial statement showing the financial condition of Borrower at the close of each such month and the results of operations during such month, which financial statements shall include, but shall not be limited to, a profit and loss statement, balance sheet, cash flow statement and such other matters as Lender may reasonably request; all such monthly financial statements shall be certified on the face thereof by the chief financial officer of Borrower, or any person acceptable to Lender, and shall be forwarded to Lender with a letter of transmittal from him in which he shall certify that Borrower is in compliance with all of the affirmative covenants contained in this Paragraph and further stating that no Event of Default exists in the performance by Borrower of any of the other terms, conditions and covenants required under this Agreement to be performed by Borrower;

          (b) As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, Borrower shall deliver to Lender a copy of the annual audited financial statement of Borrower prepared in conformity with generally accepted accounting principles, certified (with no material qualifications or exceptions) by independent public accountants selected by Borrower and acceptable to Lender, which show the financial condition of Borrower at the close of such fiscal year and the results of operations during such fiscal year, and shall include, but not be limited to, a profit and loss statement, balance sheet and such other matters as Lender may reasonably request;

          (c)  As soon as available, and in any event within forty-five
(45) days after the end of each calendar month, and upon each request for an advance, Borrower shall deliver to Lender (i) a Borrowing Base Report and Compliance Certificate in the form of Exhibit "B" attached hereto or other form reasonably acceptable to Lender together with such other information as may be deemed necessary or appropriate by Lender, and (ii) an aging and listing of the Real Estate Notes, in summary form, or if requested by Lender, setting forth all Real Estate Notes in all material respects in a form reasonably acceptable to Lender;

          (d) Borrower shall conduct its business in all material respects in an orderly and efficient manner consistent with good business practices and in accordance with all valid regulations, laws and orders of any governmental authority, and will act in accordance with customary industry standards in maintaining and operating its assets, properties and investments;

          (e) Borrower shall maintain complete and accurate books and records of its transactions in accordance with generally accepted accounting principles, and will give Lender access during business hours to all books, records and documents of Borrower and permit Lender to make and take away copies thereof;

          (f) Borrower shall furnish to Lender, promptly upon becoming aware of the existence of any condition or event constituting an Event of Default or event which, with the lapse of time and/or giving of notice, would constitute an Event of Default, written notice specifying the nature and period of existence thereof and any action which Borrower is taking or proposes to take with respect thereto;

          (g) Borrower shall maintain or cause to be maintained insurance from responsible and reputable companies in such amounts and covering such risks as is acceptable to Lender, is prudent and is usually carried by companies engaged in businesses similar to that of Borrower; Borrower shall furnish Lender, on request, with certified copies of insurance policies or other appropriate evidence of compliance with the foregoing covenant and said policies shall contain the usual mortgagee clause, and provide that loss, if any, shall be paid to Lender;

          (h) Borrower shall promptly notify Lender of (i) any material adverse change in its financial condition or business; (ii) any default under any material agreement, contract or other instrument to which Borrower is a party or by which any of its properties are bound, or any acceleration of any maturity of any indebtedness owing by Borrower, (iii) any material adverse claim against or affecting Borrower or any of its properties; and (iv) any litigation, or any claim or controversy which might become the subject of litigation, against Borrower or affecting any of Borrower's property, if such litigation or potential litigation might, in the event of an unfavorable outcome, have a material adverse effect on Borrower's financial condition or business or might cause an Event of Default;

          (i) Borrower shall preserve and maintain all material licenses, privileges, franchises, certificates and the like necessary for the operation of its business;

          (j) Borrower shall promptly furnish to Lender, at Lender's request, such additional financial or other information concerning assets, liabilities, operations and transactions of Borrower and each of its subsidiaries as Lender may from time to time reasonably request;

          (k) Borrower shall give notice to Lender promptly upon acquiring knowledge of the presence of any Hazards relating to the Collateral, which is in a condition that is resulting or could reasonably be expected to result in any adverse environmental impact, with a full description thereof; promptly comply with all Applicable Environmental Laws requiring the notice, removal, treatment, or disposal of such hazardous substances; and provide Lender, within thirty (30) days after demand by Lender, with evidence to Lender's reasonable satisfaction that sufficient funds are available to pay the cost of removing, treating and disposing of any such known Hazards and discharging any liens or assessments that may be established relating to the Collateral;

          (l) Borrower shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications and additional agreements, undertakings, conveyances, promissory notes, deeds of trust, mortgages, transfers, assignments, financing statements or other assurances, and take any and all such other action, as Lender may, from time to time, deem reasonably necessary or proper, and as are reasonably acceptable to Borrower, in connection with any of the Loan Documents, and/or the Collateral (as hereinafter defined), the obligations of Borrower, or for better assuring and confirming unto Lender all or any part of the security for any of such obligations;

          (m) Borrower shall pay Lender a letter of credit commission in respect of each Letter of Credit issued by Lender equal to an amount determined by multiplying (i) three quarters of one percent (.75%) of the face amount of such Letter of Credit by (ii) a fraction, the numerator of which shall be the number of days between the date of such Letter of Credit and the stated expiration date thereof and the denominator of which shall be 360; such commission shall be payable at the time a Letter of Credit is issued and upon any renewal or extension thereof; additionally, Borrower agrees to reimburse Lender for all actual out-of-pocket expenses incurred by Lender, such as advising or confirming bank fees, telex charges and the like and to pay those fees customarily charged by Lender for any amendments to a Letter of Credit;

          (n) Within thirty (30) days of any request therefor by Lender, Borrower will deliver to Lender a statement from a person acceptable to Lender to the effect that Borrower's Computer Items comply with the representations contained in Paragraph 4, subparagraphs (m) through (o);

          (o) Borrower shall maintain, for the benefit of Lender, a lock box arrangement with Bank One, Arizona, N.A. to be serviced by Concord Servicing Corporation in accordance with its normal practices in connection with the payment and collection of the Real Estate Notes, all of which shall be paid and processed thereby; and

          (p) By March 31, 1999, Borrower will deliver to Lender fully executed Note Maker Estoppels, with respect to the Real Estate Notes, in form and content satisfactory to Lender; provided, however, Borrower shall not be required to deliver Note Maker Estoppels for the Real Estate Notes:
(i) with a principal balance of less than $50,000.00 pertaining to the Fountain Hills, Arizona property, or (ii) with a principal balance of less than $100,000.00 pertaining to all other property.

     6. Negative Covenants. Until payment in full of the Note and all accrued obligations and liabilities of Borrower hereunder, Borrower covenants that it shall not (unless Lender shall otherwise consent in writing):

          (a) Permit any transfer or other change in the ownership of controlling interest of the stock of Borrower during the term of the Loan; as used herein the term "controlling interest" means 51% or more of the stock of Borrower. Notwithstanding the foregoing, Lender hereby consents to the merger of Horizon Properties Corporation into Horizon corporation, provided that Horizon Corporation shall succeed to all of Horizon Properties Corporation's rights and obligations hereunder;

          (b) Permit Borrower's Tangible Net Worth to be less than $30,000,000.00; as used herein, the term "Tangible Net Worth" shall mean the aggregate net worth of Borrower in accordance with generally accepted accounting principles, minus all intangibles, expenses and other items deducted in arriving at tangible net worth. Lender approves Borrower's determination of Tangible Net Worth as being equal to total equity as shown on Borrower's financial statements provided to Lender; or

          (c) Permit, at any time, its ratio of total liabilities to Tangible Net Worth to exceed 1.00 to 1.00.

          (d) Extend, modify, or renew or consent to the extension, modification or renewal of any of the Real Estate Notes.

          (e) Upon receipt of any involuntary principal prepayment (e.g., condemnation or insurance proceeds) of a Real Estate Note, Borrower shall pay to Lender an amount equal to such prepayment, which amount shall be applied by Lender against the outstanding principal balance of the Note.
In the event a Real Estate Note is refinanced at or prior to its maturity date, Borrower shall pay to Lender the amount received by Borrower in payment of such Real Estate Note, which amount shall be applied by Lender against the outstanding principal balance of the Note. Except with the prior written consent of Lender, Borrower will not accept less than the entire outstanding principal balance and interest accrued thereon in connection with the pay off of any Real Estate Note which is refinanced.
In the event a Real Estate Note is not refinanced at or prior to its maturity, Borrower shall pay to Lender within thirty (30) days of the maturity date of the Real Estate Note an amount equal to the entire outstanding principal balance on such Real Estate Note, which amount shall be applied by Lender against the outstanding principal balance of the Note, or the Borrowing Base shall be so reduced.

          (f) Permit the outstanding principal balance of the Note to exceed the lesser of the Borrowing Base or $14,000,000.00, and if such event should occur, Borrower shall promptly pay to Lender a sufficient amount such that when applied against the principal balance of the Note, Borrower shall be in compliance herewith.

     7. Default. An "Event of Default" shall exist if any one or more of the following events (herein collectively called "Events of Default") shall occur:

          (a) Borrower shall fail to pay when due any principal of, or interest on, the Note or any other fee or payment due hereunder or under any of the Loan Documents within five (5) days of Lender's sending demand therefor, provided, Lender shall not be obligated to send such demand more often than twice per calendar year, and thereafter Borrower shall be in default upon its failure to pay such sums when due;

          (b) Any representation or warranty made in any of the Loan Documents shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made, and, if the inaccuracy of such warranty or representation is capable of being cured, Borrower fails to correct or cure same within fifteen (15) days of Lender's sending written notice thereof;

          (c) Default shall occur in the performance of any of the covenants or agreements of Borrower contained herein or in any of the other Loan Documents, and such default (other than a monetary default) shall continue for a period of fifteen (15) days after Lender sends written notice thereof to Borrower;

          (d) Borrower shall (i) apply for or consent to the appointment of a receiver, custodian, trustee, intervenor or liquidator of it or of all or a substantial part of its assets, (ii) voluntarily become the subject of a bankruptcy, reorganization or insolvency proceeding or be insolvent or admit in writing that it is unable to pay debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, (vi) become the subject of an order for relief under any bankruptcy, reorganization or insolvency proceeding, or (vii) fail to pay any money judgment against it before the expiration of sixty (60) days after such judgment becomes final and no longer subject to appeal;

          (e) An order, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition appointing a receiver, custodian, trustee, intervenor or liquidator of Borrower or of all or substantially all of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days; or a complaint or petition shall be filed against Borrower seeking or instituting a bankruptcy, insolvency, reorganization, rehabilitation or receivership proceeding of Borrower, and such petition or complaint shall not have been dismissed within sixty (60) days; or

          (f) Borrower shall default in the payment of any indebtedness of Borrower or in the performance of any of Borrower's obligations and such default shall continue for more than any applicable period of grace, and in Lender's judgment is likely to have a material adverse effect on Borrower's ability to repay the Loan.

     8. Remedies Upon Event of Default. If an Event of Default shall have occurred and be continuing, then Lender, at its option, may (i) declare the principal of, and all interest then accrued on, the Note and any other liabilities of Borrower to Lender to be forthwith due and payable, whereupon the same shall forthwith become due and payable without notice, presentment, demand, protest, notice of intention to accelerate, notice of acceleration, or other notice of any kind, all of which Borrower hereby expressly waives, anything contained herein or in the Note to the contrary notwithstanding, (ii) reduce any claim to judgment, and/or (iii) without notice of default or demand, pursue and enforce any of Lender's rights and remedies under the Loan Documents or otherwise provided under or pursuant to any applicable law or agreement.

     9.   Collateral.

          (a) Payment of the Note and performance of the obligations described herein shall be secured, directly or indirectly, by (i) first priority perfected collateral assignments of those certain promissory notes listed on "Exhibit C," annexed hereto, and all liens, rights, titles, equities and interests securing those Real Estate Notes, including but limited to the liens of all deeds of trust or mortgages securing those Real Estate Notes (collectively, the "Real Estate Notes"), and (ii) first lien deeds of trust on certain real estate described in Exhibit" D," annexed hereto (the "Real Estate Collateral"). The Real Estate Notes and Real Estate Collateral are collectively referred to as the "Collateral".

          (b)  Release of Liens

               (i) Borrower may sell or otherwise dispose of portions of the Real Estate Collateral as hereinafter provided. If an intended sale or disposition of any of the Real Estate Collateral is evidenced by a bona fide agreement to an unaffiliated third party acquiror, is for adequate consideration, and provided there is no existing Event of Default, such sale or disposition shall not constitute an Event of Default, and the Lender agrees to release its lien against such Real Estate Collateral. The Lender may condition its release of its lien against such Real Estate Collateral upon (A) payment to the Lender of all or such portion of the proceeds of such sale, as is sufficient to pay the interest next due under the Note, (B) collateral assignment to Lender of any purchase money notes, which are a portion of the consideration of sale of such Real Estate Collateral, and instruments associated with such Real Estate Notes, or (C) a commensurate reduction in the Borrowing Base.

               (ii) Lender acknowledges that Borrower may collaterally
                    assign to Lender any purchase money notes, which are a portion of the consideration of the sale of Real Estate Collateral, and instruments associated with such Real Estate Notes. Provided that any Real Estate Notes which are collaterally assigned to Lender after the date hereof are Eligible, as defined below, and such collateral assignment is in form reasonably acceptable to Lender, such Real Estate Notes shall be added to the Borrowing Base, as defined below.

               (iii)Upon sale or repayment in full of any Real Estate Note and Borrower's compliance with (i) above, the Lender agrees to release its lien against such Real Estate Note upon request by Borrower and return such Real Estate Note and associated instruments to Borrower.

               (iv) In the event Borrower deems it reasonable necessary to modify, extend or subordinate any Real Estate Note, Lender's consent to any such modification shall not be unreasonably withheld, provided however, that Lender's consent in connection with subordination of any Real Estate Note may be conditioned upon removal of such Real Estate Note from the Borrowing Base.

     10.  Miscellaneous.

          (a)  Waiver.   No advance hereunder shall constitute a waiver of
any of the conditions of Lender's obligation to make further advances nor, in the event Borrower is unable to satisfy any such condition, shall any such waiver have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default as hereinabove provided. No failure to exercise, and no delay in exercising, on the part of Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Lender hereunder and under the other Loan Documents shall be in addition to all other rights provided by law. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

          (b) Notices. Any notices or other communications required or permitted to be given by any of the Loan Documents must be given in writing and must be personally delivered, or mailed by prepaid certified or registered mail, with return receipt requested, to the party to whom such notice or communication is directed at the address of such party as follows:

          (i)  Borrower:           MCO Properties Inc.
                                   5847 San Felipe, Suite 2600
                                   Houston, Texas 77057-3010
                                   Attention: J. Richard Rosenberg

               with a copy to:     MCO Properties Inc.
                                   5847 San Felipe, Suite 2600
                                   Houston, Texas  77057-3010
                                   Attention: Erik Erikkson, Jr., Esq.

               and:                MCO Properties Inc.
                                   5847 San Felipe, Suite 2600
                                   Houston, Texas  77057-3010
                                   Attention:  Delona Moore

          (ii) Lender:             Southwest Bank of Texas, N.A.
                                   5 Post Oak Park
                                   4400 Post Oak Parkway
                                   Houston, Texas  77027
                                   Attention:  Commercial Real Estate

               with a copy to:     Brown, Parker and Leahy, L.L.P.
                                   1200 Smith Street, Suite 3600
                                   Houston, Texas 77002-4595
                                   Attention:  Alfred M. Meyerson, Esq.

Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is personally delivered as aforesaid, or, if mailed, on the third day after it is mailed as aforesaid. Any party may change its address for purposes of this Agreement by giving notice of such change to all other parties pursuant to this Paragraph.

          (c) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE BEING EXECUTED AND DELIVERED, AND ARE INTENDED TO BE PERFORMED, IN THE STATE OF TEXAS, AND THE SUBSTANTIVE LAWS OF TEXAS SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS, EXCEPT TO THE EXTENT: (I) OTHERWISE SPECIFIED THEREIN; (II) THE FEDERAL OR STATE LAWS GOVERNING NATIONAL BANKING ASSOCIATIONS EXPRESSLY SUPERSEDE AND HAVE CONTRARY APPLICATION; OR
(III) FEDERAL LAWS GOVERNING MAXIMUM INTEREST RATES SHALL PROVIDE FOR RATES OF INTEREST HIGHER THAN THOSE PERMITTED UNDER THE LAWS OF THE STATE OF TEXAS.

          (d) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

          (e) Conditions for Benefit of Lender. All conditions to the obligations of Lender to make any advances hereunder are imposed solely and exclusively for the benefit of Lender and its assigns, and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all thereof, and any or all of such conditions may be freely waived in whole or in part by Lender at any time if, in Lender's sole discretion, Lender deems it advisable to do so.

          (f) Entirety and Amendments. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof, and this Agreement and the other Loan Documents may be amended only by an instrument in writing executed by the party, or an authorized officer of the party, against whom such amendment is sought to be enforced.

          (g) Headings. Paragraph and section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

          (h) Construction and Conflicts. The provisions of this Agreement shall be in addition to those of the Note, the Loan Documents and any guaranty, pledge or security agreement, note or other evidence of liability held by Lender, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent Lender from enforcing the Note, the Loan Documents and any and all other notes, guaranty, pledge or security agreements in accordance with their respective terms. To the extent of any conflict or contradiction between the terms hereof and the terms of the Note, the Loan Documents or any other document executed in connection herewith, the terms hereof shall control.

          (i) Hazardous Substances; Indemnification. Borrower shall protect, indemnify and hold Lender, its directors, officers, employees and agents, and any immediate successors to Lender's interest in the Collateral and any other person who acquires any portion of the Collateral at a foreclosure sale or otherwise through the exercise of Lender's rights and remedies under the Loan Documents, and all directors, officers, employees and agents of all of the aforementioned indemnified parties, harmless from and against any and all actual or potential claims, proceedings, lawsuits, liabilities, damages, losses, fines, penalties, judgments, awards, and reasonable costs and expenses (including, without limitation, attorneys' fees and costs and expenses of investigation) which arise out of or relate in any way to any use, handling, production, transportation, disposal or storage of any hazardous substance or solid waste affecting the Collateral whether by Borrower or any tenant or any other person, except resulting from the gross negligence or intentional misconduct of Lender, during the ownership of the Collateral by Borrower, including, without limitation, (i) all foreseeable and all unforeseeable consequential damages directly or indirectly arising out of (A) the use, generation, storage, discharge or disposal of the Collateral by Borrower or (B) any residual contamination affecting any natural resource or the environment, and (ii) the cost of any required or necessary repair, cleanup, or detoxification of the Collateral and the preparation of any closure or other required remedial plans. In addition, Borrower agrees that in the event the Collateral is assigned an identification number by the Environmental Protection Agency, the Collateral shall be solely in the name of Borrower or other responsible person and, as between Borrower and Lender, Borrower shall assume any and all liability for such removed Collateral. All such costs, damages, and expenses referred to herein shall hereinafter be referred to as "Expenses". Borrower understands and agrees that its liability to the aforementioned indemnified parties shall arise upon the earlier to occur of (a) discovery of any violation of the Applicable Environmental Laws or (b) the institution of any Hazardous Materials Claim, and not upon the realization of loss or damage, and Borrower agrees to pay to Lender from time to time, immediately upon Lender's request, an amount equal to such Expenses, as reasonably incurred by Lender. In addition, Borrower agrees that any Expenses incurred by Lender and not paid by Borrower within thirty (30) days following demand by Lender shall be additional indebtedness of Borrower and shall be secured by the Loan Documents and shall accrue interest at the Maximum Rate. The agreements contained herein shall survive the repayment of the Note and the termination of the Loan Documents. As used herein, "Hazardous Materials Claims" shall mean any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders threatened, instituted or completed pursuant to any Applicable Environmental Laws, together with all claims made or threatened by any third party against Borrower or the Collateral relating to damage, contribution, cost recovery compensation, loss or injury resulting from any hazardous substance or solid waste affecting the Collateral. Notwithstanding anything to the contrary contained in this subparagraph or in the Loan Documents, it is hereby expressly agreed and understood that Borrower's obligation to protect, indemnify and hold Lender and the other aforementioned indemnified parties harmless from and against any and all Hazardous Materials Claims and Expenses pursuant to this subparagraph shall not apply to Hazardous Materials Claims or Expenses arising out of or relating in any way to any use, handling, production, transportation, disposal or storage of the Collateral directly caused by Lender or any such other indemnified party during the management, operation, possession or ownership of the Collateral by Lender or any such other indemnified party, and not resulting from a condition existing prior to the commencement of such management, operation, possession or ownership of the Collateral by Lender or any such other indemnified party.

          (j) Financial Terms. As used in this Agreement, all financial and accounting terms not otherwise defined herein shall be defined and calculated in accordance with generally accepted accounting principles consistently applied.

          (k) Expenses of Lender. Borrower will, on demand, reimburse Lender for all expenses except as otherwise provided herein, including the reasonable fees and expenses of legal counsel for Lender, incurred by Lender in connection with the preparation, administration, amendment, modification, renewal, or enforcement of this Agreement, the Note and the Loan Documents and the collection or the attempted collection of the Note.

          (l) Maximum Interest Rate. It is the intention of the parties hereto to comply with the usury laws of the State of Texas and the United States; accordingly, it is agreed that notwithstanding any provision to the contrary in the Notes, or in any of the documents securing payment hereof or otherwise relating hereto, no such provision shall require the payment or permit the collection of interest in excess of the maximum permitted by applicable state or Federal law. If any excess of interest in such respect is provided for, or shall be adjudicated to be so provided for, in the Notes or in any of the documents securing payment hereof or otherwise relating hereto, or in the event the maturity of the indebtedness evidenced by the Notes is accelerated in whole or in part, or in the event that all or part of the principal or interest of the Notes shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under the Notes or under any of the instruments securing payment hereof or otherwise relating hereto, on the amount of principal actually outstanding from time to time under the Notes shall exceed the maximum amount of interest permitted by the usury laws of the State of Texas and the United States, then, in any such event, (i) the provisions of this paragraph shall govern and control, (ii) neither Borrower nor its heirs, legal representatives or assigns or any other party liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount permitted by applicable state or Federal law, (iii) any such excess which may have been collected shall be, at the holder's option (at maturity or in the Event of Default hereunder), either applied as a credit against the then unpaid principal amount hereof or refunded to Borrower, and (iv) the effective rate of interest shall be automatically subject to reduction to the maximum lawful contract rate allowed under the usury laws of the State of Texas or the United States as now or hereafter construed by the courts having jurisdiction. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under the Notes or under such other documents which are made for the purpose of determining whether such rate exceeds the maximum lawful rate of interest, shall be made, to the extent permitted by the laws of the State of Texas and the United States, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, charged or received from Borrower or otherwise by the holder of the Notes in connection with such Loans.

     11. NO ORAL AGREEMENTS. THE WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     Executed effective as of the date and year first set forth hereinabove.

                              "BORROWER"

                              MCO PROPERTIES INC.,
                              DELAWARE CORPORATION



                              By:       /S/ J. RICHARD ROSENBERG
                                   J. Richard Rosenberg, Vice-President


                              MCO PROPERTIES L.P,
                              A DELAWARE LIMITED PARTNERSHIP

                              BY:  MCO PROPERTIES INC.,
                                   GENERAL PARTNER



                                   By:        /S/ J. RICHARD ROSENBERG
                                             J. Richard Rosenberg,
                                                Vice-President


                              HORIZON CORPORATION,
                              A DELAWARE CORPORATION



                              By:        /S/ J. RICHARD ROSENBERG
                                   J. Richard Rosenberg, Vice-President


                              HORIZON PROPERTIES CORPORATION,
                              A DELAWARE CORPORATION



                              By:      /S/ J. RICHARD ROSENBERG
                                   J. Richard Rosenberg, Vice-President


                              WESTCLIFF DEVELOPMENT CORPORATION,
                              a Texas corporation


                              By:      /S/ J. RICHARD ROSENBERG
                                   J. Richard Rosenberg, Vice-President


"LENDER"

SOUTHWEST BANK OF TEXAS, N.A.,
A NATIONAL BANKING ASSOCIATION



By:/S/ CHRISTOPHER M. DENISON
     Christopher M. Denison
     Vice-President

List of Loan Documents

 1.  Loan Agreement
 2.  $14,000,000.00 Renewal and Modification Promissory Note (Revolving
     Credit)
 3. Transfer of Notes and Liens (Texas; Arizona; California; New Mexico and Nevada)
 4. Transfer of Collateral Assignment of Notes and Liens (Texas; Arizona; California; New Mexico and Nevada)
 5. Modification and Restatement Deeds of Trust, Security Agreements, Fixture Filing and Assignment of Rents (Texas; Arizona; California; New Mexico and Nevada)
 6. Collateral Assignment of Notes and Liens (Texas; Arizona; California; New Mexico and Nevada)
 7.  Security Agreement
 8. UCC-1, UCC-2 or UCC-3 Financing Statements (Deeds of Trust -- all counties)
 9. UCC-1, UCC-2 or UCC-3 Financing Statements (Deeds of Trust -- Secretaries of State of Texas, Arizona, California, New Mexico and Nevada)
 10. UCC-1, UCC-2 or UCC-3 Financing Statements (Notes - Texas, Arizona, California, New Mexico and Nevada Secretaries of State)
 11. Partnership/Corporate Resolutions (each Borrower)
 12. Indemnity Agreement
 13. Note Maker Estoppels (in form and quantity satisfactory to Lender)
 14. Arbitration Agreement
 15. Opinion of Borrower's Counsel
 16. Notice of Invalidity of Oral Agreements
 17. Loans to One Borrower Affidavit
 18. Instructions to Title Company

List of Exhibits
A -  Definitions
B -  Borrowing Base Report & Compliance Certificate
C -  Description of Real Estate Notes
D-   Description of Real Estate Collateral

                                EXHIBIT "A"

                                DEFINITIONS

     "BORROWER'S LOAN LIMIT", as used herein, shall mean the Borrowing Base (as defined below) less (i) the total principal amount outstanding under the Loan and (ii) the face amount of all Letters of Credit issued and outstanding.

     "BORROWING BASE", as used herein, shall mean the sum of: (i) 80% of Borrower's Eligible Real Estate Notes (as defined below) on the date of a request for a Loan advance; plus (ii) 60% of the value (as determined by Lender) of the Real Estate Collateral owned by MCO Properties L.P.; plus
(iii) 50% of the value (as determined by Lender) of the Real Estate Collateral owned by MCO Properties Inc., Horizon Properties Corporation and Westcliff Development Corporation.

      As used herein, "ELIGIBLE" Real Estate Note, means (i) such Real Estate Note has a minimum cash equity of 20% (i.e., the principal balance is less than 80% of the original purchase price), (ii) such Real Estate Note has an interest rate of at least the then current prime rate as listed in the "Wall Street Journal" (as such rate changes from time to time),
(iii) such Real Estate Note is not currently delinquent for 90 days or more, (iv) the maturity date of such Real Estate Note has not been accelerated, and no event of default or event which could, with the giving of notice or the passage of time or both, constitute an event of default, has occurred under such Real Estate Note, and/or any document securing such Real Estate Note, (v) there are no late charges presently unpaid for 90 days or more on such Real Estate Note, and the obligors on the Real Estate Note have no defenses to or rights of offset against their obligations under such Real Estate Note, and/or any document securing such Real Estate Note, (vi) there is no indebtedness owing to the Borrower or any related party which is secured by any deed of trust or mortgage securing the Real Estate Note other than the indebtedness secured by such Real Estate Note, and the Borrower must not have made any agreement to extend any further credit to be secured by such deed of trust or mortgage, or any other lien upon property described in such deed of trust or mortgage, (vii) there are no outstanding liens, encumbrances, security interests or claims of any kind against or in respect of such Real Estate Note that are not subordinate to the lien securing such, and (viii) Borrower has provided Lender with the items described in Section 3(a)(iii), (iv), (v), (vi) and
(vii) hereof, all of which are satisfactory to Lender, in its sole discretion.

                                EXHIBIT "B"
                           BORROWING BASE REPORT
                         AND COMPLIANCE CERTIFICATE

I.   Real Estate Notes:                               $____________________
     Less:  Ineligible Real
     Estate Notes                                -    $____________________

     Eligible Real Estate Notes                   =   $____________________

II.  Real Estate Collateral of MCO
     Properties L.P.:                                 $____________________

III. Real Estate Collateral of MCO
     related entities:                                $____________________

IV.  80% x Eligible Real Estate Notes                 $____________________
     60% x Real Estate Collateral of
     MCO Properties L.P.:                        +    $____________________
     50% x Real Estate Collateral of
     other entities:                             +    $____________________

     Borrower's Loan Limit:                      =    $____________________
     (maximum $14,000,000.00)

V.   Current Principal Balance:                       $____________________

VI.  Available Funds:                                 $____________________

VII. Advance Request:                                 $____________________

VIII.Total Outstanding After Advance:                 $____________________

                              ---------------

I.   Tangible Net Worth                               $____________________

II.  Debt to Worth Ratio                              $____________________

                              ---------------

     The undersigned officer of Borrower, hereby certifies to Lender that
(i) the computations set forth above are true, correct and complete as of the date set forth above or as of the date of execution hereof, as the case may be, (ii) such computations have been made in full compliance with and conformity to the Letter Loan Agreement (the "Loan Agreement") between Borrower and Lender, (iii) the matters set forth in Paragraph 3 of the Loan Agreement are true and correct, and (iv) Borrower is not in default under the Loan Agreement.

     All capitalized terms used herein which have been defined in the Loan Agreement have been used in accordance with the definitions ascribed to them in the Loan Agreement.

     EXECUTED this ____ day of _____________, 19___.

                              [BORROWER]

                              By:
                              Name:
                              Title: